Exhibit 99.1

CHECKERS DRIVE-IN RESTAURANTS, INC.

4300 West Cypress Street, Suite 600  *  Tampa, FL  33607  *  (813) 283-7000   *   (813) 283-7001

NEWS RELEASE

CONTACTS:	Kim Francis	Alyssa Siegel
	Checkers Drive-In Restaurants, Inc.	Amalgamated
	(813) 283-7078	(212) 396-9179
	francisk@checkers.com	alyssa@aj-media.com

Amalgamated Named National Agency of Record for Checkers®/Rally’s®
New campaign scheduled to launch May 2006

TAMPA, FL – February 27, 2006 – Checkers Drive-In Restaurants, Inc., (NASDAQ: CHKR), the nation’s largest chain of double drive-thru restaurants, today announced that Checkers/Rally’s National Production Fund, Inc., has named New York-based Amalgamated as agency of record to handle creative advertising duties for Checkers®/Rally’s®  at the approximately 800 Company-owned and franchised restaurants across the country.

“During the review process, Amalgamated demonstrated strong creative capabilities with a real understanding of our business, and I’m very proud to welcome them to our team,” said Richard S. Turer, Vice President of Marketing at Checkers Drive-In Restaurants, Inc., who led the creative review with agency consultant group Select Resources International of Santa Monica, California. “We look forward to working with Amalgamated to capitalize on the success of our You Gotta Eat® campaigns, while pushing the advertising into new directions that reinforce our double drive-thru point of difference and other brand attributes.”

Amalgamated is set to launch its first TV campaign for Checkers/Rally’s this May, which will focus on the chain’s unique double drive-thru system.

“It is a rare opportunity to work with a client whose product is so good, is willing to push the envelope creatively, and is this much fun  – we couldn’t be happier to be working with the Checkers team,” says Charles Rosen, Amalgamated’s Managing Partner.

About Amalgamated LLC

Amalgamated (http://www.amalgamatednyc.com/) is an independent agency formed in May 2003 and currently has over 30 employees.  With offices in New York, Toronto and London, Amalgamated’s clients include: Ben & Jerry’s (Unilever); New Belgium Brewing Co; Optimum (Cablevision); Svedka Vodka; and was named agency of record for Court TV earlier this month. The Amalgamated team’s prior restaurant chain experience includes Little Caesars®, Hardee’s, and Denny’s.

About Checkers Drive-In Restaurants, Inc

Checkers Drive-In Restaurants, Inc (http://www.checkers.com/) is the largest double drive-thru restaurant chain in the United States. The Company develops, owns, operates and franchises quick-service Checkers and Rally’s double drive-thru restaurants. In 2005, Checkers/Rally’s was awarded two of the industry’s most coveted recognitions: Best Drive-Thru in America 2005 in the QSR Drive-Thru Study for Rally’s, and Nation’s Restaurant News Hot! Again Award for Checkers’ sizzling business performance.  Checkers/Rally’s is the Official Burger and Drive-Thru Restaurant of NASCAR.

Except for historical information, this announcement contains “forward-looking” and “Safe Harbor” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995.